CONSULTING AGREEMENT

This is a **CONSULTING AGREEMENT** (this "***Agreement***") dated as of December 17, 2013, between BONDS.COM GROUP, INC., a Delaware corporation (the "***Company***"), and THOMAS THEES ("***Consultant***").

The Company and Consultant have agreed to end their employment relationship pursuant to the terms and subject to the conditions set forth herein. Additionally, the Company and Consultant desire to enter into a consulting relationship pursuant to the terms and subject to the conditions of this Agreement.

Accordingly, in consideration of the mutual promises set forth below, the Company and Consultant agree as follows:

1. **Recitals**. The parties agree that the above Recitals are true and correct and are incorporated into this Agreement by reference.

2. **Consulting Relationship**. During the Consulting Term (defined below) of this Agreement, Consultant will provide consulting services (the "***Services***") to the Company as directed by the Company's Board of Directors (the "***Board***") and/or its special committee. Consultant will serve as Senior Advisor to the Company during the Consulting Term. Consultant shall use his best efforts to perform the Services. Consultant shall not be required to report to the Company's principal offices, except to the extent that his Services under this Agreement require his presence there, as determined in the reasonable discretion of the Company. For the avoidance of doubt, nothing in this Agreement will change Consultant's position as a current Board member.

3. **Term and Termination**. Consultant shall serve as a consultant to the Company for a period (the "***Consulting Term***") commencing on December 12, 2013 (the "***Effective Date***") and ending on February 1, 2014 (the "***Termination Date***"). Notwithstanding anything in this Agreement to the contrary, the Consulting Term shall terminate prior to the Termination Date as follows: (i) immediately upon Consultant's death, and (ii) on the date of termination set forth in a written notice of termination delivered to Consultant by the Company for Cause.

4. **Consulting Fee**. The Company shall pay Consultant $12,500 for each full calendar month (or a pro-rated amount for any portion of a calendar month) during the Consulting Term (the "***Consulting Fee***"). The Consulting Fee shall be payable by the Company in regular installments in accordance with the Company's general practices with respect to payroll as in effect from time to time and be subject to all applicable withholding for taxes. Payment of the Consulting Fee will not commence until the first available payroll date after the Revocation Period referenced in Section 12.5 of this Agreement has expired.

5. **Benefits**. The Company shall reimburse Consultant for his COBRA premiums for his continued health insurance through July 31, 2014 (such reimbursement to be made promptly upon Consultant's submission of proof of payment by Consultant) or until such earlier date as Consultant is eligible for substantially similar health insurance benefits from another employer, but only if providing such benefit is permitted under applicable law and does not result in excise taxes, fines or penalties for the Company or the Company's group health insurance plan. Except as expressly set forth in this Section 5, Consultant acknowledges and agrees that he will not be eligible for any other Company employee benefits and, to the extent Consultant would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant expressly declines to participate in such Company employee benefits, other than Consultant's rights to any equity awards or stock options.

6. **Expenses**. The Company will reimburse Consultant for reasonable and documented out-of-pocket expenses incurred in the performance of the Services, but only to the extent pre-approved by the Company's President or Chief Financial Officer and otherwise in accordance with the Company's reimbursement policies in place from time to time.

7. **Incentive Compensation**.

7.1 **Initial Bonus Opportunity**. Upon the earlier of a Liquidity Event or the expiration of the Consulting Term, other than a termination for Cause or due to Consultant's death, the Company shall award Consultant a one-time bonus (the "***Bonus Award***"). Such Bonus Award shall be payable upon a Liquidity Event occurring either before or at any time after the expiration of the Consulting Term, and shall be equal to the sum of the amounts payable, in cash or in-kind and in accordance with the terms of Section 7.2, to the holder(s) of (i) 306 shares of the Company's Series E-2 Convertible Preferred Stock ("***Series E-2 Stock***") and 194 shares of the Company's Series E Convertible Preferred Stock ("***Series E Stock***"), (ii) 150 shares of the Company's Series C Convertible Preferred Stock ("***Series C Stock***"), and (iii) 12,172 shares of the Company's Common Stock ("***Common Stock***" and collectively with the Series E-2 Stock, Series E Stock and Series C Stock, the "***Base Stock***"), in each case as of the Effective Date. Consultant shall be fully vested in the Bonus Award and may assign or transfer his rights in such Bonus Award with the consent of the Company which shall not be unreasonably withheld. For the avoidance of doubt, the Bonus Award calculation with respect to the Series E-2 Stock and Series E Stock will include accrued dividends from and after the Effective Date in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation as if the actual shares of stock had been issued on the Effective Date.

7.2 **Bonus Payment Terms**.

(i) Any Bonus Award under this Section 7 shall be awarded, but not be payable prior to the occurrence of a Liquidity Event and shall be paid on the same schedule as payments are received by stockholders in such Liquidity Event (including being subject to any deferral, such as for escrow or contingent payments). Any Bonus Award under this Section 7 shall be paid in the same consideration in which the stockholders are paid, including, without limitation, cash, acquirer's securities, debt, or a pro-rata blend of some or all such consideration, as determined in the sole and absolute discretion of the Board's Compensation Committee, and be subject to all applicable withholding for taxes. For the avoidance of doubt, if any Liquidity Event occurs during or at any time after the Consulting Term without any limit in time, Consultant is entitled to payment of the Bonus Award in accordance with the terms of Section 7. The Company has no obligation to solicit, engage in, or effect a Liquidity Event and no payments will be made in the absence of a Liquidity Event.

(ii) If at any point in time any Base Stock is converted to a different form of equity security in the Company, the calculation of Consultant's payment shall be based upon the amount payable to the holders of those replacement equity securities that were issued with respect to such $500,000 stated value of Series E-2 Stock and Series E Stock, or the number of shares of Series C Stock or Common Stock, as the case may be. In the event that the Board shall determine that any stock dividend, recapitalization, stock split, reverse stock split, reorganization or other similar transaction or event affects the value of any Base Stock such that an adjustment is reasonably determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Board may, in such

manner as it may deem reasonably equitable, adjust the number of shares of such Base Stock or the number and types of other securities for purposes of determining the amount of any bonus under this Section 7.

(iii) The calculation of any Bonus Award set forth in Sections 7.1, based on shares of Series E-2 Stock, Series E Stock, Series C Stock and Common Stock is solely for purposes of determining the amount and timing of any bonus payment set forth in Section 7.2(i) to Consultant pursuant to this Agreement and shall not require a segregation of any assets of the Company. For purposes of calculating any Bonus Award under this Section 7, the Base Stock will be included in such calculation as if it were issued and outstanding stock to determine the amount payable. The Company has no obligation to issue Consultant any capital stock in the Company under this Agreement, nor shall Consultant have any rights as a holder of any of the Company's capital stock by reason of the terms of this Agreement. Nothing in this Agreement shall give Consultant any rights that are greater than those of a general unsecured creditor of the Company or any recourse against any Person other than the Company.

(iv) Consultant is entering into this Agreement solely for his own account, as principal, without a view to, and not for resale in connection with, any distribution or underwriting of any rights under this Section 7, and Consultant is not participating, directly or indirectly, in any distribution or underwriting of any rights under this Section 7. Consultant is not acquiring any rights hereunder as an agent, nominee, or representative for the account or benefit of any Person, and Consultant has not agreed or arranged to sell, assign, transfer, subdivide, or otherwise dispose of all or any part of the rights hereunder to another Person, other than any assignment with the consent of the Company in accordance with the Section 7. Consultant understands that (i) no state or federal agency has passed upon the rights hereunder or made any finding or determination as to the fairness of any bonus opportunity as an investment, (ii) this contract or any rights hereunder has not been, and will not be, registered under either the Securities Act of 1933, as amended, or any state securities law, and (iii) the rights hereunder may not be assigned or transferred, or pledged, and any purported assignment, transfer or pledge shall be void and unenforceable, other than any assignment with the consent of the Company in accordance with Section 7. Consultant is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

8. Reimbursement of Legal Fees. The Company will reimburse Consultant for legal fees incurred in connection with the negotiation and drafting of this Agreement up to a maximum reimbursable amount of $6,500.

9. Termination of Employment Agreement; Stock Options. The parties hereby terminate Consultant's Employment Agreement dated May 16, 2012 (the "***Prior Employment Agreement***"). Other than Consultant's rights to indemnification set forth in Section 7 therein, the terms of the Prior Employment Agreement shall not survive such termination. Consultant shall continue to vest in his stock options until February 1, 2014, at which time his continuous service status shall be deemed terminated without Cause (as defined in the Prior Employment Agreement) by the Company solely with respect to the determination of the vesting period and the exercise period of his stock options.

10. Mutual Release and Covenant Not to Sue.

10.1 **Consultant's Release of Company**. Consultant, for himself and his heirs, successors, and assigns, and anyone claiming by or through them (collectively, the "***Consultant***

Releasing Parties"), irrevocably and unconditionally releases, waives, and forever discharges Bonds.com Group, Inc., Bonds.com Holdings, Inc., Bonds.com, Inc., each of their respective parents, subsidiaries and affiliates, and each of their and their respective parents', subsidiaries', and affiliates' respective directors, officers, agents, attorneys, present and former employees, partners, investors, shareholders, insurers, predecessors, successors, assigns, and representatives (each a "***Company Released Party***"), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Consultant Releasing Parties have ever had or now have from the beginning of time through the date Consultant executes this Agreement (each a "***Consultant Released Claim***," and collectively, the "***Consultant Released Claims***"). Without limitation, the Consultant Released Claims include all claims arising out of, related to or connected with Consultant's employment, the termination of his employment, or the payment of wages, salary, or any other benefit Consultant received or claims he should have received in connection with his employment; all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); any federal or state whistle-blower statute or regulation; any law, rule or regulation of the State of New York, including but not limited to, the New York Human Rights Law; any other state law, rule or regulation of any other state; any local ordinance; workers' compensation statutes; any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to the Prior Employment Agreement and any and all prior versions or amendments thereto; any obligations under, arising out of, or related to any other actual or quasi-contract, including but not limited to, salary payments, bonus payments, benefits; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Consultant Releasing Parties received or claim they should receive, other than any stock options; and all other claims of any kind, including but not limited to any claims for attorneys' fees.

10.2 The Company, for itself and its Subsidiaries, successors and assigns, and anyone claiming by or through them (collectively, the "***Company Releasing Parties***"), irrevocably and unconditionally releases, waives, and forever discharges Consultant (the "***Thees Released Party***"), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Company Releasing Parties have ever had or now have from the beginning of time through the date the Company executes this Agreement (each a "***Company Released Claim***," and collectively, the "***Company Released Claims***").

10.3 The Consultant Releasing Parties and the Company Releasing Parties are from time to time in this Agreement referred to as the "***Releasing Parties***" and each a "***Releasing***

Party," the Company Released Party and the Thees Released Party are from time to time in this Agreement referred to as the "***Released Party,***" and the Consultant Released Claims and the Company Released Claims are from time to time in this Agreement referred to as the "***Released Claims***," and each a "***Released Claim***." The Releasing Parties covenant not to sue any Released Party for any Released Claim. The Releasing Parties warrant that they have not filed any complaint, claim or charge against a Released Party with any local, state or federal agency or court. The Releasing Parties agree that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against a Released Party, the Releasing Parties will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and the Releasing Parties will not support the effort of anyone else or any entity that might file an action against a Released Party. In the event the Releasing Parties fail or refuse to undertake these obligations, the Releasing Parties agree that this Agreement shall operate to effectuate their dismissal or withdrawal of such complaint, charge or claim and that the Releasing Parties will forward to the Released Party any monies the Releasing Parties receive from such complaint, charge or claim.

10.4 The Releasing Parties have not assigned or otherwise transferred any interest in any Released Claim. The Releasing Parties shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim.

10.5 If any provision of this release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope.

10.6 The Releases under this Section 10 do not include any claims related to or arising out of any covenants contained in this Agreement. If Consultant breaches any of his obligations under Sections 15, 16 or 17 of this Agreement, then Consultant will not be entitled to any Consulting Fees and the Company shall not pay any remaining Consulting Fees, or if such Consulting Fees have already been paid, the Company shall be entitled to seek reimbursement of the amounts paid to Consultant in connection with this Agreement.

11. Indemnification. The Company agrees that the indemnification obligation under the first sentence of Section 7 of the Prior Employment Agreement is hereby extended during the Consulting Term and modified to also apply to the Services. Except as modified by this Section 11, the terms of the first sentence of Section 7 of the Prior Employment Agreement shall remain in full force and effect in accordance with its terms.

12. Review of this Agreement.

12.1 Consultant acknowledges that he has read each section of this Agreement, that the Agreement is written in a manner calculated to be understood by Consultant, and that Consultant in fact understands his rights and obligations under it, including the fact that he is waiving and releasing his rights to sue the Company.

12.2 Consultant is advised to consult with his legal counsel before executing this Agreement.

12.3 Consultant acknowledges that the money being paid pursuant to this Agreement and any other consideration is in excess of all monies or anything else of value owed to him.

12.4 Consultant has up to twenty-one (21) calendar days following the receipt of this Agreement to consider this Agreement before signing it. However, Consultant may consider and sign this Agreement in less time if he so chooses.

12.5 Consultant may revoke this Agreement within seven (7) days after his execution of this Agreement (the "***Revocation Period***"). To revoke this Agreement, Consultant shall deliver notice of such election in writing to the Company's Chief Financial Officer, John Ryan, before 5:00 p.m. on the seventh day after execution. If the seventh day does not fall on a business day, then the Revocation Period shall be deemed extended to 5:00 p.m. the next business day.

12.6 This Agreement is not effective or enforceable until the Revocation Period has expired, and no monies or other consideration will be sent to Consultant until after the Revocation Period has expired (assuming Consultant has not timely exercised his right to revoke the Agreement).

12.7 Consultant is a director and former officer of the Company, and he acknowledges that (i) he is knowledgeable about the Company, its business, financial condition, and risks, and (ii) he has had access to information necessary to evaluate the bonus opportunity under Section 7.

13. Independent Contractor. Consultant's relationship with the Company will be that of an independent contractor and not that of an employee. Nothing in this Agreement is intended or shall be construed to imply that Consultant is a partner or joint venturer with, or an agent or employee of, the Company.

13.1 Consultant shall be solely responsible for determining the method, details and means of performing the Services; provided, however, Consultant may not employ or engage other persons to perform the Services required by this Agreement without the prior written authorization of the Company.

13.2 Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

13.3 Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits except as set forth in Section 5 and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

13.4 To the extent applicable, Consultant shall not be deemed to be employed by the Company for purposes of any tax (including, without limitation, income tax withholding and payroll taxes) or any state law with respect to employment or compensation for employment and Consultant will file any and all tax forms required of an independent contractor. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to any such taxes, including any liability for, or assessment of, any income tax withholding or payroll taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

14. Company Property. All documents and other property that are in Consultant's possession as a result of Consultant's work for the Company as an employee or consultant and both before or after the Effective Date, or that have come into Consultant's possession pursuant to this

Agreement (in both cases, whether supplied by the Company or otherwise), including, without limitation, products, data, materials, client information and/or other information, and any copies thereof (collectively, the "***Company Property***"), will be and remain the exclusive property of the Company. Upon the termination of this Agreement, or at such earlier time if requested by the Company, Consultant will deliver promptly to the Company all of the Company Property.

15. **No Consulting or Other Services for Competitors**. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the Consulting Term of this Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company's products or services, or those products or services proposed or in development by the Company during the Consulting Term of this Agreement.

16. **Nondisclosure and Nonuse of Proprietary Information; Ownership of Intellectual Property**.

16.1 Consultant acknowledges that the continued success of the Company and its Subsidiaries and Affiliates depends upon the use and protection of a large body of Proprietary Information. Consultant agrees that he shall not disclose or use at any time, either during his engagement with the Company and thereafter, any Proprietary Information of which Consultant is or becomes aware, whether or not such information is developed by Consultant, except to the extent that such disclosure or use is directly related to and required by Consultant's performance of duties assigned to Consultant by the Company's President, its Chief Financial Officer or otherwise under this Agreement. Consultant shall take all reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by Consultant of Proprietary Information that has been published in a form generally available to the public prior to the date Consultant proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. Consultant agrees to deliver immediately to the Company at the termination or expiration of his engagement for any reason, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports and other documents (and copies thereof), relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Proprietary Information or Intellectual Property) that he may then possess or have under his control. Notwithstanding anything in this Agreement to the contrary, Proprietary Information shall not include information about the industry known to Consultant prior to the date the Consultant's former employment with the Company commenced.

16.2 At all times during Consultant's engagement and thereafter, Consultant shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Consultant has an obligation of confidentiality, and shall not bring on to the premises of the Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Consultant has an obligation of confidentiality unless consented to in writing by the former employer or person. Consultant shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Consultant's and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Consultant has an obligation of confidentiality, approved for such use in writing by such former

employer or person. If at any time during this engagement with the Company or any Subsidiary, Consultant believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Consultant may have to former employers, Consultant shall immediately advise the Company's President or its Chief Financial Officer so that Consultant's duties can be modified appropriately. Consultant represents and warrants to the Company that Consultant took nothing with him which belonged to any former employer when Consultant left his prior position and that Consultant has nothing that contains any information which belongs to any former employer (except any Company property which is to be returned pursuant to the terms of this Agreement). If at any time Consultant discovers this is incorrect, Consultant shall promptly return any such materials to Consultant's former employer. The Company does not want any such materials, and Consultant shall not be permitted to use or refer to any such materials in the performance of Consultant's duties hereunder.

16.3 Consultant understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information ("***Third-Party Information***") subject to a duty on the Company's and its Subsidiaries' and Affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during Consultant's engagement and thereafter, and without in any way limiting the provisions of Section 16.1 above, Consultant will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for the Company or its Subsidiaries and Affiliates, Third-Party Information unless expressly authorized by the Company's President or its Chief Financial Officer in writing.

16.4 In the event that Consultant during the term of his employment and/or engagement by the Company generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, Trade Secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Proprietary Information (collectively, "***Intellectual Property***"), Consultant acknowledges that such Intellectual Property is and shall be the exclusive property of the Company or one of its Subsidiaries. Any copyrightable work prepared in whole or in part by Consultant shall to be deemed "a work made for hire" to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company or one of its Subsidiaries shall own all of the rights comprised in the copyright therein. Without limiting the foregoing, Consultant hereby assigns his entire right, title and interest in and to all Intellectual Property to the Company and its Subsidiaries. During and after the term of Consultant's engagement with the Company, Consultant shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to establish, confirm and protect the Company's and its Subsidiaries' interests in and rights and title to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after expiration or termination of Consultant's engagement with the Company).

17. **Non-Compete; Non-Solicitation**. Consultant acknowledges that in the course of Consultant's engagement with the Company and its Subsidiaries, Consultant has, and will continue to, become familiar with the Company's and its Subsidiaries' trade secrets and with other Proprietary Information concerning the Company and its Subsidiaries and that Consultant's services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, in

further consideration of the compensation to be paid to Consultant hereunder, Consultant agrees that, without limiting any other obligation pursuant to this Agreement:

17.1 At all times during the Consulting Term, Consultant shall not directly or indirectly, either for Consultant or for any other Person, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that engages in the Business anywhere in North America or in any other country in which the Company or any of its Subsidiaries engages in the Business (whether directly or through relationships with third parties) or is actively planning to engage in the Business. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venture, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, limited liability company, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). For purposes of this Agreement, "***Business***" means, collectively, the electronic trading of fixed income securities or any other businesses of the Company or any of its Subsidiaries as such businesses exist at the date of expiration or termination of this Agreement. Nothing herein shall prohibit Consultant from owning not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Consultant has no active participation in the business of such corporation.

17.2 At all times during the Consulting Term, Consultant shall not directly or indirectly through another Person (other than on behalf of the Company and its Subsidiaries) (i) induce or attempt to induce any Consultant or officer or independent contractor of the Company or any of its Subsidiaries to leave the employ of, or terminate its affiliation with, the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any such Person, (ii) hire or seek any business affiliation with any Person who was an employee or officer or independent contractor of the Company or any of its Subsidiaries within one year after such Person ceased to be an officer or Consultant of the Company or any of its Subsidiaries, or (iii) induce or attempt to induce any customer, client, supplier, licensee, referral source or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary or in any way interfere with the relationship between any such customer, client, supplier, licensee, referral source or business relation and the Company or any such Subsidiary (including, without limitation, making any negative statements or communications concerning the Company or its Subsidiaries).

17.3 Without limiting any other obligation of Consultant or the Company pursuant to this Agreement, each of Consultant and the Company hereby covenants and agrees that, except as may be required by applicable law, shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of (i) in the case of Consultant, the Company or its Subsidiaries or Affiliates or any of their respective past and present investors, officers, directors or employees or their respective policies, business practices, processes, operations, products or facilities or (ii) in the case of the Company, Consultant, in either case, during Consultant's employment or any time thereafter.

17.4 If, at the time of enforcement of <u>Section 16</u> or this <u>Section 17</u>, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be

allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Consultant acknowledges that the restrictions contained in Section 16 and this Section 17 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

17.5 Because Consultant's services are unique and because Consultant has access to Proprietary Information, the parties hereto agree that, in the event of the breach or a threatened breach by Consultant of any of the provisions of Section 16 or this Section 17, the Company and its Subsidiaries would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company or any of its Subsidiaries shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security and without proof of monetary damages or an inadequate remedy at law). In addition, in the event of an alleged breach or violation by Consultant of this Section 17, (i) the term of the restrictive covenants in this Section 17 shall be tolled until such breach or violation has been duly cured, and (ii) the Company and its Subsidiaries shall be entitled to seek to recover from Consultant all profit, remuneration or other consideration that Consultant gains from breaching the covenant and damages that the Company suffers as a result of the breach. The prevailing party shall be entitled to reimbursement of all costs and expenses incurred in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of this Agreement including legal fees, costs and expenses incurred.

17.6 Consultant acknowledges that the provisions of Section 16 and this Section 17 are in consideration of (i) engagement with the Company, and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Consultant agrees and acknowledges that the restrictions contained in Section 16 and this Section 17 do not preclude Consultant from earning a livelihood, nor do they unreasonably impose limitations on Consultant's ability to earn a living. In addition, Consultant acknowledges (x) that the business of the Company and its Subsidiaries will be conducted throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business, and (y) notwithstanding the state of organization or principal office of the Company or any of its Subsidiaries or facilities, or any of their respective executives, employees or consultants (including Consultant), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business. Consultant agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of any provision of Section 16 and this Section 17 outweighs any potential harm to Consultant of its enforcement by injunction or otherwise. Consultant acknowledges that he has carefully read this Agreement and consulted with legal counsel of Consultant's choosing regarding its contents, has given careful consideration to the restraints imposed upon Consultant by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future. Consultant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

18. Consultant's Representations. Consultant hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound, (b) Consultant is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement

with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms. Consultant hereby acknowledges and represents that Consultant has consulted with independent legal counsel regarding Consultant's rights and obligations under this Agreement and that Consultant fully understands the terms and conditions contained herein.

19. Miscellaneous.

19.1 From and after the date this Agreement is signed by the Parties, Consultant agrees that he shall have no authority to and shall not enter or attempt to enter into any agreements with third-parties on behalf of or purportedly on behalf of the Company, except as may be permitted under the express written terms of this Agreement. Consultant shall also not represent himself as being employed by the Company. Consultant further understands and agrees that he will receive no further compensation or benefits as a Company employee or otherwise due to him under his Prior Employment Agreement.

19.2 Consultant shall make himself available to the extent reasonably requested by the Company for the purpose of transitioning his duties, responsibilities, and any tasks or projects in which he was involved during his employment. Such services will be performed solely in a consultant, independent contractor capacity.

19.3 Consultant shall cooperate with the Company, its Subsidiaries and their respective Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company, any Subsidiary or any of their respective Affiliates (including, without limitation, Consultant being available to the Company, its Subsidiaries and their respective Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company's, any Subsidiary's or any of their respective Affiliates' request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company, its Subsidiaries and their respective Affiliates all pertinent information and turning over to the Company, its Subsidiaries and their respective Affiliates all relevant documents which are or may come into Consultant's possession, all at times and on schedules that are reasonably consistent with Consultant's other permitted activities and commitments). In the event the Company, any of its Subsidiaries or their respective Affiliates require Consultant's cooperation in accordance with this section following the Consulting Term, the Company shall pay Consultant a per diem reasonably determined by the Board and reimburse Consultant for reasonable expenses incurred in connection therewith (including any lodging and meals, upon submission of receipts).

20. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Company:

Bonds.com Group, Inc.
1500 Broadway, 31st Floor
New York, NY 10036
Attention: Chief Executive Officer

Notices to Consultant:

To Consultant's last known address on the Company's records or to such other name or address as any designated recipient shall specify by notice to the other designated recipients in the manner specified in this Agreement.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

21. **Section 409A Matters**. Consultant and the Company acknowledge and agree that Consultant's termination of employment constitutes an involuntary separation from service, within the meaning of Treasury Regulation Section 1.409A-1(n), as of the Effective Date.

22. **Amendment and Waiver**. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

23. **Consent to Jurisdiction**. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION OVER NEW YORK, NEW YORK AND THAT SUCH COURTS SHALL BE THE EXCLUSIVE JURISDICTION AND VENUE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY'S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 23. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF SUCH COURTS' JURISDICTION AND VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

24. **Waiver of Jury Trial**. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH THEIR COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

25. **Choice of Law**. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

26. **Entire Agreement**. This Agreement represents the entire agreement of the parties with respect to the subject matters addressed herein and may not be modified or amended except upon a written agreement signed by both parties.

27. **No Fraud**. The parties agree that no inducements, statements or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements or representations not set forth herein.

28. **Severability**. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

29. **No Strict Construction**. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

30. **Counterparts**. This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

31. **Successors and Assigns**. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, successors and assigns, except that Consultant may not assign his rights or delegate his duties or obligations hereunder other than as set forth in Section 7.1.

32. **Effect of Termination**. Upon any termination or expiration of the Consulting Term, Sections 5, 7, 9 through 12, 13.4, 14, and 16 through 35 shall survive such termination or expiration in accordance with their respective terms.

33. **Titles and Headings**. The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

34. **Legal Fees and Costs**. In any litigation that arises from this Agreement, the prevailing party (or parties) may recover his or its legal fees and costs from the non-prevailing party (or parties).

35. **Definitions**. For purposes of this Agreement, the following terms shall have the meanings set forth below:

"***Affiliate***" means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

"***Cause***" means with respect to Consultant one or more of the following: (i) the commission of a felony or other crime involving moral turpitude; (ii) the commission of any other crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its Subsidiaries or any of their customers, suppliers or other business relations; (iii) willful misconduct in the performance of Consultant's duties under this Agreement; (iv) the commission of an act of personal dishonesty in connection with Consultant's responsibilities as Consultant of the Company, in each case, which is intended to result or does result in a substantial personal benefit to Consultant; (v) conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute; (vi) willful and repeated failure to perform duties consistent with this Agreement as reasonably directed by the Board, or (vii) any other material breach of this Agreement which, in the case of clause (vi) or (vii), is incurable or is not

cured to the Board's reasonable satisfaction within 30 days after written notice thereof to Consultant. It is agreed and understood that mere underperformance or substandard performance of Consultant or the Company and its Subsidiaries is not intended to and shall not provide an independent basis for termination for Cause.

"***Liquidity Event***" means any distribution by Company or transaction in which the Company is a party and is approved by the Board, and such distribution or transaction yields proceeds to the Company's stockholders and qualifies as a "change in control" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

"***Person***" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"***Proprietary Information***" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential" and now existing or to be developed in the future during the term of this Agreement), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or any of its Subsidiaries or Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Proprietary Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (I) related to the Company's or its Subsidiaries' or Affiliates' (including their predecessors' prior to being acquired by the Company) current or potential business and (II) is not generally or publicly known. Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, including plans regarding planned and potential sales, financial and business plans, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and prices and terms, risk management practices, negotiation strategies and practices, accounting and business methods, acquisition opportunities, development, transition and transformation plans, locations of sales representatives, customer service, integration processes and requirements and costs of providing service, support and equipment); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's or any of its Subsidiaries' current, former or prospective employees (including personnel files and other information), suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

"***Subsidiary***" or "***Subsidiaries***" means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a

business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

"***Trade Secrets***" means the Company's and its Subsidiaries' trade secrets and other Proprietary Information (as defined above) that the Company and/or its Subsidiaries has made reasonable efforts to keep confidential and that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first above written.

BONDS.COM GROUP, INC.

By: John Ryan
Name: JOHN RYAN
Title: C.F.O.

THOMAS THEES

[SIGNATURE PAGE TO CONSULTING AGREEMENT]